SUBADVISORY AGREEMENT


         Agreement effective as of the 10th day of July, 2004, by and between American Express Financial Corporation, a Delaware corporation ("AEFC"), and Threadneedle International Limited, a company organized under the laws of England and Wales ("TINTL").

         WHEREAS each of the funds listed in Schedule A (each, a "Fund", and collectively the "Funds") is a series of an investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act").

         WHEREAS AEFC has entered into an Investment Management Services Agreement dated February 11, 1999, as amended June 26, 2000 (the "Advisory Agreement") with the Funds pursuant to which AEFC provides investment advisory services to all the Funds.

         WHEREAS AEFC and the Funds desire to retain TINTL to provide investment advisory services to the Funds, and TINTL is willing to render such investment advisory services.

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

1.   TINTL's Duties.

     (a) Portfolio Management. Subject to supervision by AEFC and the Funds' Boards of Directors (the "Board"), TINTL shall manage the composition of that portion of assets of the Funds which is allocated to TINTL from time to time by AEFC (which portion may include any or all of the Funds' assets), including the purchase, retention, and disposition thereof, in accordance with the Funds' investment objectives, policies, and restrictions, and subject to the following understandings:

          (i) Investment Decisions. TINTL shall determine from time to time what investments and securities will be purchased, retained, or sold with respect to that portion of the Funds allocated to it by AEFC, and what portion of such assets will be invested or held uninvested as cash. TINTL is prohibited from consulting with other subadvisers, if any, of the Funds concerning transactions of the Funds in securities or other assets, other than for purposes of complying with the conditions of Rule 12d3-1(a) or
               (b) under the 1940 Act.


          (ii) Investment Limits and Requirements. In the performance of its duties and obligations under this Agreement, TINTL shall act in conformity with applicable limits and requirements, as amended from time to time, as set forth in (A) each Fund's Prospectus and Statement of Additional Information ("SAI"); (B) instructions and directions of AEFC and of the Boards; (C) requirements of the 1940 Act, the Internal Revenue Code of 1986, as amended, as applicable to the Funds, and all other applicable U.S.

               federal and state laws and regulations; and (D) the procedures and standards set forth in, or established in accordance with, the Advisory Agreement.

         (iii) Portfolio Transactions.

               (A)  Trading.   With   respect  to  the   securities   and  other
                    investments to be purchased or sold for the Funds, TINTL shall place orders with or through such persons, brokers, dealers, or futures commission merchants (including, but not limited to, broker-dealers that are affiliated with AEFC or TINTL) selected by TINTL; provided, however, that such orders shall be consistent with the brokerage policy set forth in each Fund's Prospectus and SAI, or approved by the Boards; conform with U.S. federal securities laws; and be consistent with securing the most favorable price (including reducing brokerage commissions where possible) and efficient execution. Within the framework of this policy, TINTL may consider the research, investment information, and other services provided by, and the financial responsibility of, brokers, dealers, or futures commission merchants who may effect, or be a party to, any such transaction or other transactions to which TINTL's other clients may be a party.

               (B) Aggregation of Trades. On occasions when TINTL deems the purchase or sale of a security or futures contract to be in the best interest of one or more Funds as well as other clients of TINTL, TINTL, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or futures contracts to be sold or purchased with those of its other clients and/or clients of its affiliated companies. In such event, allocation of the securities or futures contracts so purchased or sold, as well as the expenses incurred in the transaction, will be made by TINTL in the manner TINTL considers to be the most equitable and consistent with its fiduciary obligations to the Funds and to such other clients. AEFC acknowledges that in some circumstances the aggregation of trades may operate to the advantage or disadvantage of the Funds.

          (iv) Records and Reports. TINTL shall maintain such books and records required under the 1940 Act as shall be agreed upon from time to time by the parties hereto in writing, shall render to the Boards such periodic and special reports as the Boards or AEFC may reasonably request, and shall meet with any persons at the request of AEFC or the Boards for the purpose of reviewing TINTL's performance under this Agreement at reasonable times and upon reasonable advance written notice.

          (v) Transaction Reports. TINTL shall provide the Funds' custodian on each business day with information relating to all transactions concerning the Funds' assets and shall provide AEFC with such information upon AEFC's request.

     (b) Maintenance of Records. TINTL shall timely furnish to AEFC all information relating to TINTL's services hereunder that are needed by AEFC to maintain the books and records of the Funds required under the 1940 Act. Such request shall specify which documents are required by AEFC for this purpose. TINTL shall maintain for the Funds the records required by paragraphs (b)(5), (b)(6), (b)(7), (b)(9), (b)(10) and (f)
          of Rule 31a-1 under the 1940 Act and any additional records as agreed upon by TINTL and AEFC. TINTL agrees that all records that it maintains for the Funds are the property of the Funds and TINTL will surrender promptly to the Funds any of such records upon any Fund's request; provided, however, that TINTL may retain a copy of such records. TINTL further agrees to preserve for the periods prescribed under the 1940 Act any such records as are required to be maintained by it pursuant to paragraph 1(a) hereof.

     (c) Fidelity Bond. TINTL will provide the Funds with reasonable evidence that, with respect to its activities on behalf of the Funds, TINTL is maintaining adequate fidelity bond insurance.

     (d) Non-Public Information. TINTL will protect the confidentiality of any non-public information provided to it by AEFC or any of the Funds and will comply with AEFC's policy concerning the disclosure of portfolio holdings information.

2. AEFC's Duties. AEFC shall continue to have responsibility for all other services to be provided to the Funds pursuant to the Advisory Agreement and shall oversee and review TINTL's performance of its duties under this Agreement. For the avoidance of doubt TINTL shall have no responsibility for any non-core investment advisory activities including, without limitation, pricing, fund accounting services, or the offer or sale, redemption or exchange of shares in the Funds. AEFC shall also retain direct portfolio management responsibility with respect to any assets of the Funds which are not allocated by it to the portfolio management of TINTL as provided in paragraph 1(a) hereof. AEFC will inform TINTL of any restrictions regarding markets in which transactions for the Funds may be effected.

3. Valuation. A statement showing the Initial Value of the Funds will be supplied to AEFC as soon as reasonably practicable after the execution of this Agreement unless the parties otherwise agree. "Initial Value" means the value of the assets (collectively and individually) comprising the Funds at the time when TINTL first assumes management of the Funds.


4. Documents Provided to TINTL. AEFC has delivered or will deliver to TINTL current copies and supplements thereto of each of the Prospectuses and SAIs pertaining to the Funds. AEFC will provide to TINTL for review drafts of all future amendments and supplements that may affect the performance of TINTL's duties under this Agreement, and will promptly deliver to TINTL final copies of all future amendments and supplements.

5. Compensation of TINTL. For the services provided and the expenses assumed pursuant to this Agreement, AEFC will pay to TINTL, effective from the date of this Agreement, a fee which shall be accrued daily and paid monthly, on or before the last business day of the next succeeding calendar month, from each Fund's assets at the annual rates as a percentage of each Fund's average daily net assets set forth in the attached Schedule A, which Schedule can be modified by written agreement of AEFC and TINTL from time to time to reflect changes in annual rates, subject to appropriate approvals required by the 1940 Act, if any. The rates set forth in Schedule A are subject to adjustment based on the performance of each Fund as provided therein. If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion that such month bears to the full month in which such effectiveness or termination occurs.


6. Liability of TINTL. TINTL agrees to perform faithfully the services required to be rendered to the Funds under this Agreement, but nothing herein contained shall make TINTL or any of its officers, partners, or employees liable for any loss sustained by the Funds or its officers, directors, or shareholders, or any other person on account of the services which TINTL may render or fail to render under this Agreement; provided, however, that nothing herein shall protect TINTL against liability to the Funds or to any of its shareholders, to which TINTL would otherwise be subject, by reason of its willful misfeasance, bad faith, or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement. Nothing in this Agreement shall protect TINTL from any liabilities which it may have under the 1933 Act or the 1940 Act.


7. Delegation. TINTL may delegate any of its functions under this Agreement to an affiliate on prior written notice to AEFC. Upon any such delegation TINTL will remain liable for the acts and omissions of the delegate.


8. Representations of TINTL Under U.S. Law. TINTL represents and warrants as follows:

     (a) TINTL (i) is registered as an investment advisor under the Advisers Act of 1940 (the "Advisers Act") and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement, (iii) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable U.S. federal or state requirements, or the applicable requirements of any U.S. regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify AEFC of the occurrence of any event that would disqualify TINTL from serving as an investment advisor of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

     (b) TINTL has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide AEFC with a copy of the code of ethics, together with evidence of its adoption. Within 45 days of the end of the last calendar quarter of each year that this Agreement is in effect, a duly authorized officer of TINTL shall certify to AEFC that TINTL has complied with the requirements of Rule 17j-1 during the previous year and that there has been no material violation of TINTL's code of ethics or, if such a violation has occurred, that appropriate action was taken in response to such violation. Upon the written request of AEFC, TINTL shall permit AEFC, its employees, or its agents to examine the reports required to be made to TINTL by Rule 17j-1(c)(1) and all other records relevant to TINTL's code of ethics.

     (c) TINTL has provided AEFC with a copy of its Form ADV, which as of the date of this Agreement is its Form ADV as most recently filed with the Securities and Exchange Commission ("SEC") and promptly will furnish a copy of all amendments to AEFC at least annually.

     (d) TINTL will promptly notify AEFC of any changes in the controlling shareholder(s) or in the key personnel who are either the portfolio manager(s) responsible for the Funds or senior management of TINTL, or if there is otherwise an actual or expected change in control or management of TINTL.

9.   Representations of AEFC. AEFC represents and warrants as follows:

     AEFC (i) is registered as an investment advisor under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement, (iii) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable U.S. federal or state requirements, or the applicable requirements of any U.S. regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify TINTL of the occurrence of any event that would disqualify AEFC from serving as an investment advisor of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.


10.  Regulation and Customer Status Under UK Law; COB Rules.


     (a) Pursuant to Rule 4.1.4R of the Conduct of Business Rules (the "COB Rules") of the Financial Services Authority ("FSA"), TINTL hereby classifies AEFC Market Counterparty (as defined in the Definitions schedule to the FSA Handbook) in relation to the services to be provided under this Agreement.

     (b) TINTL is authorized and regulated in the UK by the FSA, and nothing in this Agreement shall exclude or restrict any duty or liability which TINTL owes to AEFC arising under the Financial Services and Markets Act 2000 ("FSMA") or any rules of the FSA, including the COB Rules.

     (c) The statements, disclosures and other provisions required under the COB Rules and set forth in Exhibit 1 and the TINTL Soft Commission Policy 2003 set forth in Exhibit 2 shall be considered an integral part of this agreement.

     (d) The Boards of the Funds will exercise all voting rights conferred on the owners of securities held by the Funds.


11.  Potential Conflicts of Interest and Disclosures.

     (a) TINTL and any Associate may effect transactions in which TINTL or Associate has, directly or indirectly, a material interest or a relationship of any description with another party, which may involve a potential conflict with TINTL's duty to the Funds. As used in this Agreement, "Associate" shall mean a company or other person connected to TINTL, including TINTL's ultimate holding company and any company which is at the relevant time a direct or indirect subsidiary of that ultimate holding committee. Neither TINTL nor any Associate shall be liable to account to the Funds for any profit, commission or remuneration made or received from or by reason of such transactions or any connected transactions nor will TINTL's fees, unless otherwise provided, be abated by reason of any such profit, commission or remuneration.

     (b) TINTL will ensure that such transactions are effected on terms which are not materially less favourable to the Funds than if the potential conflict had not existed.

     (c) In accordance with the FSA Rules, TINTL notifies AEFC that such potential conflicting interests or duties may arise because:

          (i) TINTL or an Associate undertakes Regulated Activities for other customers:

          (ii) a director or employee of TINTL, or of an Associate, is a director of, holds or deals in Securities of, or is otherwise interested in any company whose Securities are held or dealt in on behalf of the Funds;

          (iii)a transaction is effected in Securities issued by an Associate or the customer of TINTL or an Associate;

          (iv) a transaction is effected in Securities in respect of which TINTL or an Associate may benefit from a commission, fee, mark-up or mark-down payable otherwise than by the Funds, and/or TINTL or an Associate may also be remunerated by the counterparty to any such transaction;

          (v) TINTL deals on behalf of the Funds with, or in the Securities of, an Associate;

          (vi) TINTL may act as agent for the Funds in relation to transactions in which it is also acting as agent for the account of other customers and/or Associates;

          (vii) TINTL may, acting as principal, sell to or purchase currency from the Funds and may deal in Securities as principal with the Funds;

          (viii) a transaction is effected in insurance policies, units or shares of In-House Funds or Connected
                   Investment Trusts or of any company of which TINTL or an Associate is the manager, operator, banker, adviser, custodian or trustee;

          (ix) TINTL may effect transactions involving placings and/or new issues with an Associate who may be acting as principal or receiving agent's commission;

          (x) a transaction is effected in Securities of a company for which TINTL or an Associate has underwritten, or managed or arranged, an issue or offer for sale within the previous 12 months;

          (xi) TINTL or an Associate may receive remuneration or other benefits by reason of acting in corporate finance or similar transactions involving a company whose Securities are held by the Funds; or

          (xii) a transaction is effected in Securities in respect of which TINTL or an Associate, or a director or employee of TINTL or an Associate, is contemporaneously trading or has traded on its own account or has either a long or short position.

     (d) TINTL will normally act as the agent of the Funds, who will therefore be bound by its actions under the Agreement. Nevertheless, none of the services to be provided hereunder nor any other matter shall give rise to any fiduciary or equitable duties which would prevent or hinder TINTL, or any Associate, in transactions with or for the Funds, including programme trades, from acting as both market-maker and broker, principal or agent, dealing with other Associates and other customers, and generally effecting transactions as provided above, except as otherwise provided by applicable U.S. law and regulations or by policies adopted by the Funds.

12.  Duration and Termination.

     (a) Unless sooner terminated as provided herein, this Agreement shall continue in effect for a period of more than two years from the date written above only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act. Thereafter, if not terminated, this Agreement shall continue automatically for successive periods of 12 months each, provided that such continuance is specifically approved at least annually (i) by a vote of a majority of the members of the Boards who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party, and (ii) by the Boards as a whole or by a vote of the holders of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund.


     (b) Notwithstanding the foregoing, this Agreement may be terminated at any time, either in whole or in part, without the payment of any penalty, by the Boards or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund on 60 days' written notice to TINTL. This Agreement may also be terminated, without the payment of any penalty, by AEFC upon 60 days' written notice to TINTL. TINTL may terminate this Agreement at any time, without payment of any penalty, on 60 days' written notice to AEFC. This Agreement shall terminate automatically in the event that (i) it is assigned (as defined in the 1940 Act), (ii) the Advisory Agreement is terminated, (iii) either AEFC or TINTL ceases to be registered with the SEC as an investment adviser, or (iv) a competent regulatory authority orders termination.


13. TINTL's Services Are Not Exclusive. Nothing in this Agreement shall limit or restrict the right of any of TINTL's partners, officers, or employees who may also be a director, officer, or employee of any Fund to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, or limit or restrict TINTL's right to engage in any other business or to render services of any kind to any other corporation, firm, individual, or association.

14. Notices. Any notice under this Agreement must be given in writing as provided below or to another address as either party may designate in writing to the other.

                  TINTL:   Company Secretary
                           Threadneedle International Limited
                           60 St Mary Axe
                           London EC3A 8JQ
                           United Kingdom
                           Attn: Head of Legal
                           Fax: +44(0)20 7464 5050
                            with a copy to:

                            Mark Cooper
                            Legal Department
                            Threadneedle International Limited
                            60 St Mary Axe
                            London EC3A 8JQ
                            United Kingdom


                  AEFC:     Amy K. Johnson
                            Vice President - AXP Funds Operations/Compliance American Express Financial Corporation
                            435 AXP Financial Center
                            Minneapolis, MN 55474
                            Fax: 612-671-7801

                            with a copy to:


                            Christopher O. Petersen
                            Counsel
                            American Express Financial Corporation
                            50606 AXP Financial Center
                            Minneapolis, MN 55474
                            Fax: 612-671-3767

15. Amendments. This Agreement may be amended by mutual consent, subject to approval by the Boards and the Fund's shareholders to the extent required by the 1940 Act.

16. Assignment. No assignment (as defined in the 1940 Act) shall be made by TINTL without the prior written consent of the Funds and AEFC. Notwithstanding the foregoing, no assignment shall be deemed to result from any changes in the directors, officers, or employees of AEFC except as may be provided to the contrary in the 1940 Act or the rules and regulations thereunder.

17. Governing Law. This Agreement shall be governed by the laws of the State of Minnesota, without giving effect to the conflicts of laws principles thereof, or any applicable provisions of the 1940 Act. To the extent that the laws of the State of Minnesota, or any of the provision of this Agreement, conflict with applicable provisions of the 1940 Act, the latter shall control.

18. Entire Agreement. This Agreement and the documents referred to herein, which are intended to be incorporated by way of reference, embody the entire agreement and understanding among the parties hereto, and supersede all prior agreements and understandings relating to the subject matter hereof.

19. Severability. Should any part of this Agreement be held invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

20. Interpretation. Any questions of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision in the 1940 Act and to interpretation thereof, if any, by the federal courts or, in the absence of any controlling decision of any such court, by rules, regulations, or orders of the SEC validly issued pursuant to the 1940 Act. Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation, or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation, or order.

21. Authorization. Each of the parties represents and warrants that the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action by such party and when so executed and delivered, this Agreement will be the valid and binding obligation of such party in accordance with its terms.

22. Reliance. TINTL may rely and act on any written instruction or communication that purports to have been given (and that TINTL reasonably believes to have been given) by AEFC. TINTL will not be liable for any loss arising from its acting on such an instruction. AEFC shall be responsible for providing TINTL with a list of those individuals authorized to issue instructions to TINTL.


IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

AMERICAN EXPRESS                              THREADNEEDLE
FINANCIAL CORPORATION                         INTERNATIONAL LIMITED


By:   /s/ Paula R. Meyer                      By:   /s/ William Lowndes
      ----------------------------------            ----------------------------
               Signature                                     Signature

Name:     Paula R. Meyer                      Name:     William Lowndes
      ----------------------------------            ----------------------------
                Printed                                       Printed

          Sr. Vice President and
Title:    General Manager - Mutual Funds      Title:    Director
      ----------------------------------            ----------------------------


                                   SCHEDULE 1

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                  Funds                           bps                bps               bps              bps
------------------------------------------ ------------------- ----------------- ----------------- ---------------
AXP Emerging Markets Fund                          45                 40                35               30
------------------------------------------ ------------------- ----------------- ----------------- ---------------
AXP VP Emerging Markets Fund                       45                 40                35               30
------------------------------------------ ------------------- ----------------- ----------------- ---------------
AXP European Equity Fund                           35                 30                25               20
------------------------------------------ ------------------- ----------------- ----------------- ---------------
AXP Global Balanced Fund (equity portion           35                 30                25               20
only)
------------------------------------------ ------------------- ----------------- ----------------- ---------------
AXP Global Equity Fund                             35                 30                25               20
------------------------------------------ ------------------- ----------------- ----------------- ---------------
AXP International Fund                             35                 30                25               20
------------------------------------------ ------------------- ----------------- ----------------- ---------------
AXP VP International Fund                          35                 30                25               20
------------------------------------------ ------------------- ----------------- ----------------- ---------------

The rates shown above apply to the corresponding portion of the respective portfolio. For example, if the average daily net assets for the AXP Emerging Markets Fund for a given month are $650 million, then the applicable rates shall be 45 bps on $150 million and 40 bps on the remaining $500 million.

Performance fee adjustment

1. Effective December 1, 2004, the fees payable to TINTL by AEFC shall be subject to adjustment as set out below.

2. The amount of the adjustment to the fees payable to TINTL, whether positive or negative, shall be equal to one-half (1/2) of the performance incentive adjustment ("PIA") made to the investment management fee that AEFC is currently entitled to under the terms of the Advisory Agreement.

3. For each Fund, the PIA will be determined monthly and will be based on the percentage difference over a rolling 12-month period between the performance of one Class A share of the Fund and the change in the Lipper peer group index that appears in the prospectus for the Fund (Index). The performance difference determines the exact adjustment rate. The adjustment rate is computed to five decimal places in accordance with the following table:

    --------------------------- -------------------------------------------------------------------------------------
      Performance difference                                      Adjustment rate
    --------------------------- -------------------------------------------------------------------------------------
          0.00% - 0.50%         0
    --------------------------- -------------------------------------------------------------------------------------
          0.50% - 1.00%         6 basis points times the performance difference over 0.50% (maximum of 3 basis points if a 1% performance difference)
    --------------------------- -------------------------------------------------------------------------------------
          1.00% - 2.00%         3 basis points, plus 3 basis points times the performance difference over 1.00%
                                (maximum 6 basis points if a 2% performance difference)
    --------------------------- -------------------------------------------------------------------------------------
          2.00% - 4.00%         6 basis points, plus 2 basis points times the performance difference over 2.00%
                                (maximum 10 basis points if a 4% performance difference)
    --------------------------- -------------------------------------------------------------------------------------
          4.00% - 6.00%         10 basis points, plus 1 basis point times the performance difference over 4.00%
                                (maximum 12 basis points if a 6% performance difference)
    --------------------------- -------------------------------------------------------------------------------------
          6.00% or more         12 basis points
    --------------------------- -------------------------------------------------------------------------------------

For example, if the Fund return is 5.38% and the Index performance is 3.00%, so that the performance difference is 2.38%, the adjustment rate is 0.000676 (0.0006 (6 basis points) plus 0.0038 (the 0.38% performance difference over 2.00% x 0.0002) (2 basis points) x 100 (0.000076)). Rounded to five decimal places, the adjustment rate is 0.00068. Fees payable to TINTL will be adjusted up or down in an amount equal to one-half of the amounts (e.g. 0.00034) determined by applying the adjustment rate to the amounts currently payable under the Advisory Agreement.







Date: __________________________, 2004

                                    EXHIBIT A

TINTL and American Express Financial Corporation (AEFC) hereby agree that the following COB Rules required statements, disclosures and other provisions form an Attachment to the Subadvisory Agreement effective as between TINTL and AEFC as of the 10th day of July 2004.

I. Appointment of TINTL

AEFC appoints TINTL and TINTL accepts such appointment to determine in its discretion, but consistent with the Funds' investment objectives and policies and subject to the supervision and approval of AEFC and of the Funds' Boards, which securities (including both domestic and foreign securities) shall be purchased, held or sold and to execute or cause the execution of purchase and sell orders.

The investment objective of each Fund is intended only as an indication of a level of performance that TINTL will aim to achieve. It should not be construed as a warranty or assurance that TINTL will be able to achieve any particular level of performance or that TINTL will take any steps beyond the exercise of its normal investment judgment or process with a view to doing so. In particular, TINTL does not accept liability in the event that any investment objectives are not achieved, and AEFC acknowledges that there is a material statistical risk that the investment objectives will not be met.

II. Incorporation of Prospectus and Statement of Additional Information

The Prospectuses and Statements of Additional Information for the Funds are hereby incorporated and shall be seen as forming part of this Attachment.

III. Portfolio Transactions and Commissions/Relevant Arrangements

TINTL is responsible for seeing that the Funds' securities transactions are effected, for choosing the executing firms, and for determining the brokerage commissions to be paid to such firms in a manner and in accordance with the procedures and standards as set forth in, or as established in accordance with, the Advisory Agreement between the investment manager and the Funds. With regard to these executions, TINTL shall seek to secure best execution, defined as the best net results for the Funds, taking into consideration such factors as price, commission, dealer spread, size of order, difficulty of execution, operational facilities of the executing firm involved, that firm's risk in positioning a block of securities and the overall benefits of supplemental investment research provided by such firm.

To the extent that any such securities transactions may be effected for the Funds with or through the agency of a person who provides such services under any relevant arrangement, such transactions shall be effected so as to seek to secure for the Funds best execution of the transactions disregarding any benefit which might inure directly or indirectly from the services or benefits provided under that arrangement, since such arrangements will relate solely to transactions in markets and on exchanges where commission rates are fixed.

IV.  Investment

     A. In currency transactions a movement of the exchange rate may have a separate effect, unfavorable as well as favorable, on the gain or loss otherwise experienced on the investment.

     B. Services provided by TINTL may relate to Investments Not Readily Realisable. When such securities are not readily realisable; there can be no certainty that market makers will be prepared to deal in them, nor may they have proper information for determining their current value.

     C. The Funds may invest in units in Collective Investment Schemes which, for the purposes of COB Rules, are Unregulated Collective Investment Schemes.

     D. The Funds may not acquire or dispose of units in a Collective Investment Scheme either operated or advised by TINTL or by an Associate of TINTL.

     E. The Funds may not contain securities of which an issue or offer for sale was underwritten, managed or arranged by TINTL during the preceding twelve months. The Funds may, however, contain securities of which an issue or offer for sale was underwritten, managed or arranged by an Associate of TINTL during the preceding twelve months.

     F. Subject to the extent permitted or not prohibited by any applicable law and subject to procedures established by the Funds' Boards and AEFC of which TINTL is given notice, TINTL may effect transactions on behalf of the Funds with an Associate. In all Portfolio transactions so effected by TINTL, TINTL could be deemed by COB Rules either to be effecting a transaction in which TINTL has a direct or indirect material interest, or a transaction which may involve a conflict with TINTL's duty to the Funds.

     G. TINTL may not commit the Funds to an obligation to underwrite any issue or offer for the sale of securities, but under certain securities laws the Funds may be deemed to be an underwriter where it purchases securities directly from the issuer and later resells them.

     H. TINTL may not commit the Funds to supplement the Funds either by borrowing on their behalf or by committing them to a contract of performance which may have required it to supplement the Funds.


     I. Until AEFC notifies TINTL otherwise, TINTL shall be permitted to effect transactions in Options, Futures, and/or Contracts for Differences. By entering into this Agreement AEFC acknowledges that it has read and understood the risk warning in Appendix 3.

     J. AEFC shall inform TINTL of any restrictions regarding the markets in which transactions may be effected.

V.   Administration


     A. TINTL shall not, under any circumstance, act as custodian or trustee for the Funds, nor hold money, nor be the registered holder of the Funds' registered investments nor be the custodian of documents or other evidence of title.

     B. American Express Trust Company, an Associate of TINTL, acts as Custodian with respect to the Fund. American Express Trust Company has a subcustodial agreement with The Bank of New York, an entity not an Associate of TINTL.

Money shall be deposited with The Bank of New York in the account name of American Express Trust Company (AETC). AEFC, an Associate of both TINTL and AETC, may procure that investments, documents of title, certificates evidencing title to investments and other property belonging to the Funds may be lent to a third party in accordance with a resolution of the Funds' Boards but that money may not be borrowed on the Funds' behalf against the investments documents, certificates or property hereinabove mentioned.

With respect to the Funds, TINTL understands that The Bank of New York has procedures for accounting to the Funds regarding income received and rights conferred in respect of the investments held.

TINTL accepts no responsibility for the default of any such Custodian so appointed by the Funds.

The Boards of the Funds shall exercise all voting rights conferred on the owners of the securities in the Fund.

     C. TINTL shall furnish to AEFC monthly written reports on the valuation of the Funds, including both securities and cash and showing all investments, receipts, disbursements and other transactions involving the Funds during the accounting period and also showing the assets of the Funds held at the end of the period and their market values. Such reports do not include any measurement of performance.

     D. TINTL has in operation a written procedure for the effective consideration and proper handling of complaints. Any complaint by, or on behalf of, the Funds should be sent in writing to:

         Threadneedle International Limited
         60 St. Mary Axe
         London, United Kingdom EC3A 8JQ

         For the attention of Compliance Director

VI.    Termination

Termination shall be without prejudice to the completion of transactions initiated prior to such termination, said transactions being completed according to their terms. Termination shall occur in accordance with procedures established in the Subadvisory Agreement.

VII.   Investment Management Fees

Pursuant to the COB Rules regarding the supplement and abatement of fees, TINTL hereby acknowledges that for the performance of services contemplated by the Subadvisory Agreement, it shall receive only the compensation set out in the Subadvisory Agreement. Such compensation shall be payable in accordance with the agreed provisions regarding compensation to TINTL.

In circumstances where TINTL effects a transaction on behalf of the Funds with an Associate, that Associate may receive commissions; such commissions, however, would not supplement or abate TINTL's above-mentioned agreed compensation.


VIII. Miscellaneous

Calls: Under the terms of the Subadvisory Agreement TINTL has the right for itself, its representatives, or its employees to make calls to AEFC at appropriate times, with the caller identifying himself/herself at the start of the conversation.

                                   APPENDIX 1

                           RISK WARNINGS FOR CUSTOMERS


1.       Unsolicited Real Time Communications

         In the interests of the proper management and administration of the Funds, TINTL or its Associates or its or their delegates, agents or employees may call upon AEFC by telephone, or visit or otherwise communicate with AEFC without express invitation. The Schedule sets out the circumstances, if any, in which those communications may be made.

2.       Exchange Rate Risk

         A movement of exchange rates may affect, unfavourably as well as favourably, any gain or loss on an Investment.

3.       Stabilisation

         TINTL may effect transactions in Investments the prices of which may be being stabilised. AEFC's attention is drawn to the Stabilisation Risk Warning in Appendix 2.

4.       Non-Readily Realisable Investments

         TINTL may invest in non-readily realisable Investments, which means that there is a restricted market for them. It may therefore be difficult to deal in such Investments or to obtain reliable information about their value or the extent of the risks to which they are exposed.

5.       Warrants and Derivatives

         Where TINTL is permitted to effect transactions in warrants and derivatives including contingent liability transactions, AEFC's attention is drawn to the Warrants and Derivatives risk warning notice in Appendix 3.

6.       Unregulated Collective Investment Schemes

         Subject to any investment restrictions set out in the relevant Schedule, the services provided by TINTL may include advising on or effecting transactions in units in Unregulated Collective Investment Schemes.

7.       Regulated Collective Investment Schemes

         In respect of any services provided by TINTL under the Agreement relating to units in a Regulated Collective Investment Scheme, AEFC will have no right to cancel any such transaction under the Cancellation Rules.

8.       Real Property

         Real property and securities of entities dealing in real property may not always be readily saleable and their value can be a matter of a valuer's opinion.

9.       Penny Shares

         TINTL may invest on the Funds' behalf in penny shares and AEFC should therefore be aware that there is an extra risk of losing money when shares are bought in some smaller companies including penny shares. There is a big difference between the buying and selling price of these shares. If they have to be sold immediately, the Funds may get back much less than they paid for them. The price may change quickly and it may go down as well as up.

10.      Packaged Products

         TINTL may effect transactions in packaged products.

11.      Overseas Business

         TINTL may conduct investment business covered by this Agreement from an office outside the UK or may make an introduction or arrangements or give advice on investments with a view to overseas brokers or other third parties conducting investment business with AEFC from an office outside the United Kingdom. Where this is the case, AEFC should note that in some or all respects the regulatory system applying, including any compensation arrangements, will be different from that of the United Kingdom.

12.      General

         The value of Investments and the income from them is not guaranteed and may fluctuate and the value of the Funds at any time may be more or less than the Initial Value.

         The market for some Investments may be made by less than three independent Market Makers.

         In-House Funds may be subject to charges and expenses that are not made uniformly throughout the life of the Investment.

                                   APPENDIX 2

                           STABILISATION RISK WARNING


This statement complies with the rules of the Financial Services Authority
(FSA).

TINTL, an Associate or a representative may, from time to time, recommend transactions in securities to you, or carry out such transactions on your behalf, where the price may have been influenced by measures taken to stabilise it.

You should read the explanation below carefully. This is designed to help you judge whether you wish your funds to be invested at all in such securities and, if you do, whether you wish:

1. to be consulted before TINTL or an Associate carries out any such transactions on your behalf; or

2. to authorise TINTL or an Associate to carry out any such transaction on your behalf without first having to consult you.

What is stabilisation?

Stabilisation enables the market price of a security to be maintained artificially during the period when a new issue of securities is sold to the public. Stabilisation may affect not only the price of the new issue but also the price of other securities relating to it. The FSA allows stabilisation in order to help counter the fact that, when a new issue comes onto the market for the first time, the price can sometimes drop for a time before buyers are found.

Stabilisation is being carried out by a "stabilisation manager" (normally the firm chiefly responsible for bringing a new issue to market). As long as the stabilising manager follows a strict set of rules, he is entitled to buy back securities that were previously sold to investors or allotted to institutions which have decided not to keep them. The effect of this may be to keep the price at a higher level than it would otherwise be during the period of stabilisation.

The Stabilisation Rules:

1.   limit the period when a stabilising manager may stabilise a new issue;

2. fix the price at which he may stabilise (in the case of shares and warrants but not bonds); and

3. require him to disclose that he may be stabilising but not that he is actually doing so.

The fact that a new issue or a related security is being stabilised should not be taken as any indication of the level of interest from investors, nor of the price at which they are prepared to buy the securities.

                                   APPENDIX 3

                  WARRANTS AND DERIVATIVES RISK WARNING NOTICE


This notice is provided to you in compliance with the rules of the Financial Services Authority (FSA). This notice cannot disclose all the risks and other significant aspects of warrants and/or derivative products such as futures, options and contracts for differences. You should not deal in these products unless you understand their nature and the extent of your exposure to risk. You should also be satisfied that the product is suitable for you in the light of your circumstances and financial position. Certain strategies, such as a "spread" position or a "straddle", may be as risky as a simple "long" or "short" position.

Although warrants and/or derivative instruments can be utilised for the management of investment risk, some of these products are unsuitable for many investors. Different instruments involve different levels of exposure to risk and in deciding whether to trade in such instruments you should be aware of the following points.

1.       Warrants

         A warrant is a time-limited right to subscribe for shares, debentures, loan stock or government securities and is exercisable against the original issuer of the underlying securities. A relatively small movement in the price of the underlying security results in a disproportionately large movement, unfavourable or favourable, in the price of the warrant. The prices of warrants can therefore be volatile.

         It is essential for anyone who is considering purchasing warrants to understand that the right to subscribe which a warrant confers is invariably limited in time with the consequence that if the investor fails to exercise this right within the predetermined time-scale then the investment becomes worthless.

         You should not buy a warrant unless you are prepared to sustain a total loss of the money you have invested plus any commission or other transaction charges.

         Some other instruments are also called warrants but are actually options (for example, a right to acquire securities which is exercisable against someone other than the original issuer of the securities, often called a "covered warrant").

2.       Off-exchange warrant transactions

         Transactions in off-exchange warrants may involve greater risk than dealing in exchange traded warrants because there is no exchange market through which to liquidate your position, or to assess the value of the warrant or the exposure to risk. Bid and offer prices need not be quoted, and even where they are, they will be established by dealers in these instruments and consequently it may be difficult to establish what is a fair price.

         Your firm must make it clear to you if you are entering into an off-exchange transaction and advise you of any risks involved.

3.       Futures

         Transactions in futures involve the obligation to make, or to take, delivery of the underlying asset of the contract at a future date, or in some cases to settle the position with cash. They carry a high degree of risk. The "gearing" or "leverage" often obtainable in futures trading means that a small deposit or down payment can lead to large losses as well as gains. It also means that a relatively small movement can lead to a proportionately much larger movement in the value of your investment, and this can work against you as well as for you. Futures transactions have a contingent liability, and you should be aware of the implications of this, in particular the margining requirements, which are set out in section 8.

4.       Options

         There are many different types of options with different characteristics subject to the following conditions.

         Buying options:

         Buying options involves less risk than selling options because, if the price of the underlying asset moves against you, you can simply allow the option to lapse. The maximum loss is limited to the premium, plus any commission or other transaction charges. However, if you buy a call option on a futures contract and you later exercise the option, you will acquire the future. This will expose you to the risks described under "futures" and "contingent liability investment transactions".

         Writing options:

         If you write an option, the risk involved is considerably greater than buying options. You may be liable for margin to maintain your position and a loss may be sustained well in excess of the premium received. By writing an option, you accept a legal obligation to purchase or sell the underlying asset if the option is exercised against you, however far the market price has moved away from the exercise price. If you already own the underlying asset which you have contracted to sell (when the options will be known as "covered call options") the risk is reduced. If you do not own the underlying asset ("uncovered call options") the risk can be unlimited. Only experienced persons should contemplate writing uncovered options, and then only after securing full details of the applicable conditions and potential risk exposure.

         Traditional options:

         Certain London Stock Exchange member firms under special exchange rules write a particular type of option called a "traditional option". These may involve greater risk than other options. Two-way prices are not usually quoted and there is no exchange market on which to close out an open position or to effect an equal and opposite transaction to reverse an open position. It may be difficult to assess its value or for the seller of such an option to manage his exposure to risk.

         Certain options markets operate on a margined basis, under which buyers do not pay the full premium on their option at the time they purchase it. In this situation you may subsequently be called upon to pay margin on the option up to the level of your premium. If you fail to do so as required, your position may be closed or liquidated in the same way as a futures position.

5.       Contracts for differences

         Futures and options contracts can also be referred to as contracts for differences. These can be options and futures on the FTSE 100 index or any other index, as well as currency and interest rate swaps. However, unlike other futures and options, these contracts can only be settled in cash. Investing in a contract for differences carries the same risks as investing in a future or an option and you should be aware of these as set out in section 3 and 4 respectively. Transactions in contracts for differences may also have a contingent liability and you should be aware of the implications of this as set out in section 8.

6.       Off-exchange transactions in derivatives

         It may not always be apparent whether or not a particular derivative is arranged on exchange or in an off-exchange derivative transaction. Your firm must make it clear to you if you are entering into an off-exchange derivative transaction.

         While some off-exchange markets are highly liquid, transactions in off-exchange or "non transferable" derivatives may involve greater risk than investing in on-exchange derivatives because there is no exchange market on which to close out an open position. It may be impossible to liquidate an existing position, to assess the value of the position arising from an off-exchange transaction or to assess the exposure to risk. Bid prices and offer prices need not be quoted, and, even where they are, they will be established by dealers in these instruments and consequently it may be difficult to establish what is a fair price.

7.       Foreign markets

         Foreign markets will involve different risks from the UK markets. In some cases the risks will be greater. On request, your firm must provide an explanation of the relevant risks and protections (if any) which will operate in any foreign markets, including the extent to which it will accept liability for any default of a foreign firm through whom it deals. The potential for profit or loss from transactions on foreign markets or in foreign denominated contracts will be affected by fluctuations in foreign exchange rates.

8.       Contingent liability investment transactions

         Contingent liability investment transactions, which are margined, require you to make a series of payments against the purchase price, instead of paying the whole purchase price immediately.

         If you trade in futures contracts for differences or sell options, you may sustain a total loss of the margin you deposit with your firm to establish or maintain a position. If the market moves against you, you may be called upon to pay substantial additional margin at short notice to maintain the position. If you fail to do so within the time required, your position may be liquidated at a loss and you will be responsible for the resulting deficit. Even if a transaction is not margined, it may still carry an obligation to make further payments in certain circumstances over and above any amount paid when you entered the contract.

         Save as specifically provided by the FSA, your firm may only carry out margined or contingent liability transactions with or for you if they are traded on or under the rules of a recognised or designated investment exchange. Contingent liability investment transactions which are not so traded may expose you to substantially greater risks.

9.       Limited liability transactions

         Before entering into a limited liability transaction, you should obtain from your firm or the firm with whom you are dealing a formal written statement confirming that the extent of your loss liability on each transaction will be limited to an amount agreed by you before you enter into the transaction.

         The amount you can lose in limited liability transactions will be less than in other margined transactions, which have no predetermined loss limit. Nevertheless, even though the extent of loss will be subject to the agreed limit, you may sustain the loss in a relatively short time. Your loss may be limited, but the risk of sustaining a total loss to the amount agreed is substantial.

10.      Collateral

         If you deposit collateral as security with your firm, the way in which is will be treated will vary according to the type of transaction and where it is traded. There could be significant differences in the treatment of your collateral, depending on whether you are trading on a recognised or designated investment exchange, with the rules of that exchange (and the associated clearing house) applying, or trading off-exchange. Deposited collateral may lose its identity as your property once dealings on your behalf are undertaken. Even if your dealings should ultimately prove profitable, you may not get back the same assets which you deposited, and may have to accept payment in cash. You should ascertain from your firm how your collateral will be dealt with.

11.      Commissions

         Before you begin to trade, you should obtain details of all commissions and other charges for which you will be liable. If any charges are not expressed in money terms (but, for example, as a percentage of contract value), you should obtain a clear and written explanation, including appropriate examples, to establish what such charges are likely to mean in specific money terms. In the case of futures, when commission is charged as a percentage, it will normally be as a percentage of the total contract value, and not simply as a percentage of your initial payment.

12.      Suspensions of trading

         Under certain trading conditions it may be difficult or impossible to liquidate a position. This may occur, for example, at times of rapid price movement if the price rises or falls in one trading session to such an extent that under the rules of the relevant exchange trading is suspended or restricted. Placing a stop-loss order will not necessarily limit your losses to the intended amounts, because market conditions may make it impossible to execute such an order at the stipulated price.

13.      Clearing house protections

         On many exchanges, the performance of a transaction by your firm (or third party with whom he is dealing on your behalf) is "guaranteed" by the exchange or clearing house. However, this guarantee is unlikely in most circumstances to cover you, AEFC, and may not protect you if your firm or another party defaults on its obligations to you. On request, your firm must explain any protection provided to you under the clearing guarantee applicable to any on-exchange derivatives in which you are dealing. There is no clearing house for traditional options, nor normally for off-exchange instruments which are not traded under the rules of a recognised or designated investment exchange.

14.      Insolvency

         Your firm's insolvency or default, or that of any other brokers involved with your transaction, may lead to positions being liquidated or closed out without your consent. In certain circumstances you may not get back the actual assets which you lodged as collateral and you may have to accept any available payments in cash. On request, your firm must provide an explanation of the extent to which it will accept liability for any insolvency of, or default by, other firms involved with your transactions.

         By signing this Agreement, AEFC acknowledges that it has read, understood and accepted the risk warnings set out above.

                                   APPENDIX 4

                       TINTL'S SOFT COMMISSION POLICY 2004


It is TINTL's policy to obtain from its counterparties goods and services such as computer information, advice, analysis, valuation and custody facilities to assist its investment services to its customers generally, including services supplied under Soft Commission Agreements. A Soft Commission Agreement is an agreement in any form, the terms of which permit a firm to receive certain goods and services from another person in return for transacting Designated Investment Business with or through that other person.

In each stock market, TINTL negotiates (regardless of any Soft Commission Agreements) standard dealing terms and commissions as appropriate to the local market practice: in consideration of commission, counterparties may undertake Best Execution of equity deals and give their own or suppliers' advice and analysis of local market- and stock-related information.

TINTL makes Soft Commission Agreements in accordance with the FSA Rules and the agreements with its customers generally. The benefits do not necessarily relate to particular transactions or customers, but only certain goods and services that will assist in its investment service generally are permitted: basically facilities to support investment decisions, valuation, performance measurement and safe custody.

Typical examples are:

Electronic information feeds - Reuters and Bloomberg

Paper Research - Lombard Street Research

Funds valuation, pricing and performance measurement computer systems - DST and WM Company.

TINTL carefully monitors Soft Commission Agreements, and every invoice is approved against the FSA Rules before being passed; UK counterparties also independently vet the invoices they receive against the same FSA rules.

The benefits under Soft Commission Agreements may not include cash or any other financial benefit, and where any part of the tax paid on goods and services received under Soft Commission Agreements is reclaimed by TINTL, such amounts are applied to the relevant goods and services.

TINTL will only enter into a Soft Commission Agreement with a counterparty who provides a high standard of service on its standard market terms under an existing relationship. In accordance with FSA guidance, the written Soft Commission Agreement must confirm a duty of Best Execution and that there will not be a comparative price disadvantage to the Funds. The services provided under Soft Commission Agreements are restricted by a fixed ceiling for each counterparty and the proportion of commissions received under Soft Commission Agreements is agreed with them in advance.


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TINTL will report to its customers particulars of Soft Commission Agreements in accordance with FSA requirements which currently are:

(i) the percentage paid under all Soft Commission Agreements of the total commission paid by or at the direction of TINTL;

(ii) the value (on a cost price basis) of services received by TINTL under Soft Commission Agreements, expressed as a percentage of the total commission paid by or at the direction of TINTL;

(iii) a summary of the services received by TINTL under Soft Commission Agreements;


(iv)       a list of counterparties to Soft Commission Agreements; and


(v)        the total commission paid from the portfolio of the Funds.


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